Exhibit 5.1

April 10, 2012

ArQule, Inc.
19 Presidential Way
Woburn, Massachusetts 01801

Re: ArQule, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to ArQule, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) pursuant to Rule 462(b) of Regulation C promulgated under the Securities Act of 1933, as amended (the “Securities Act”) relating to the proposed offer and sale by the Company, from time to time, of up to $10,098,500 in total (the “Amount”) of  shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”).  This Registration Statement incorporates by reference the Registration Statement on Form S-3 (File No. 333-166532), filed with the Securities and Exchange Commission (the “SEC”) on May 5, 2010 and declared effective by the SEC on May 24, 2010 (the “Related Registration Statement”), including the prospectus which forms a part of the Related Registration Statement (the “Prospectus”), as supplemented from time to time by one or more prospectus supplements (each, a “Prospectus Supplement”)

In connection with rendering the opinion set forth in this letter, we have examined such corporate records of the Company, the Company’s Restated Certificate of Incorporation and amendments thereto (the “Charter”), its Amended and Restated Bylaws (the “Bylaws”), and resolutions of the Board of Directors and authorized committees thereof (“Resolutions”), as well as made such investigation of matters of fact and law and examined such other documents as we have deemed necessary for rendering the opinions hereinafter expressed.

The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

        A.    We have assumed without verification the genuineness of all signatures on all documents, the legal capacity and authority of the parties executing such documents, the accuracy and completeness of all documents submitted to us, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies (including telecopies and PDFs).

        B.    The opinions set forth herein are based on existing laws, ordinances, rules, regulations, court and administrative decisions as they presently have been interpreted and we can give no assurances that our opinions would not be different after any change in any of the foregoing occurring after the date hereof.

        C.    We have assumed without verification that, with respect to the minutes of any meetings of the Board of Directors or any committees thereof of the Company that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

        D.    We have assumed without verification the accuracy, completeness, and authenticity of all corporate records made available to us by the Company and statements of fact on which we are relying.

        E.    We express no opinion as to the effect or application of any laws or regulations other than the general corporation law of the State of Delaware. As to matters governed by the laws specified in the foregoing sentence, we have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to us. We are not members of the Bar of the State of Delaware and have not obtained any opinions of local counsel.

        F.     For purposes of this opinion letter, we have assumed that (i) a duly authorized committee of the Board of Directors, consistent with the procedures and terms described in the Registration Statement and in accordance with the applicable Resolutions, Charter, Bylaws and applicable Delaware law (each, a “Board Action”), has taken all action necessary to set the sales price of the Common Stock; (ii) at the time of offer, issuance and sale of any Common Stock, the Registration Statement will have been declared effective under the Securities Act, and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) at the time of issuance of any Common Stock, sufficient shares of Common Stock will have been duly authorized pursuant to the Charter; and (iv) the Common Stock will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale, the terms of such Common Stock, and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable Prospectus Supplement.

Based on the foregoing, and upon the assumption that there will be no material changes in the documents we have examined and the matters investigated referred to above, we are of the opinion that upon the completion of all required Board Actions relating to the issuance of the Common Stock and when such Common Stock is issued and upon receipt of legal consideration therefor of not less than $0.01 per share, such Common Stock will be legally issued, fully paid and nonassessable.

This letter does not address any matters other than those expressly addressed herein. This letter speaks only as of the date hereof. We undertake no responsibility to update or supplement it after such date.

We hereby consent to your filing of this opinion as Exhibit 5.1 to the Registration Statement and to reference to our firm under Legal Matters thereof. By giving such consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Arnold & Porter LLP
Arnold & Porter LLP